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                           Ramsay Managed Care, Inc.
                            Exhibit B to Form 12b-25



                    The registrant anticipates that it will report a change in its results of operations for the fiscal quarter ended December 31, 1996 from the corresponding period for the last fiscal year. The registrant expects to report a net loss of ($239,000) for the fiscal quarter ended December 31, 1996. This compares to a net loss of ($1,014,000) for the fiscal quarter ended December 31, 1995.